UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STAFFING 360 SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	68-0680859
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

641 Lexington Avenue, 27th Floor

New York, New York 10022

(646) 507-5710

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brendan Flood

Executive Chairman

641 Lexington Avenue, 27th Floor

New York, New York 10022

(646) 507-5710

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Rick A. Werner, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

(212) 659-7300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00001 per share	1,806,298(3)	$0.60	$1,083,778.80	$125.61
Common Stock, par value $0.00001 per share, issuable upon exercise of Warrant	5,865,517(4)	$0.60	$3,519,310.20	$407.89
Common Stock, par value $0.00001 per share, issuable upon conversion of up to 50% of the accrued unpaid interest on the Note	166,500(5)	$0.60	$99,900.00	$11.58
Common Stock, par value $0.00001 per share, issuable upon the conversion and amendment of the Series B Convertible Bonds	3,123(6)	$0.60	$1,873.00	$0.22
Total:	7,841,438	—	$4,704,862.80	$545.29

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-3 shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price for the common stock, the common stock issuable upon conversion of up to 50% of the accrued unpaid interest on the Note, and the common stock issuable upon the conversion and amendment of the Series B Convertible Bonds (as defined herein) are based upon the average of the high and low prices for the registrant’s common stock as reported on the NASDAQ Capital Market on March 10, 2017, a date within five business days prior to the filing of this registration statement. The offering price per share and aggregate offering price for the common stock issuable upon exercise of the Warrant is based u pon the exercise price of the Warrant.
(3)	This amount is comprised of (i) 1,650,000 shares of common stock that were issued to Jackson Investment Group LLC pursuant to that certain Note and Warrant Purchase Agreement, dated January 25, 2017, by among the registrant, Jackson Investment Group LLC and certain subsidiaries of the registrant, (ii) 155,577 shares of common stock that were acquired by Jackson Investment Group LLC pursuant to open market purchases and (iii) 721 shares of common stock that were acquired by to Richard L. Jackson, the chief executive officer of Jackson Investment Group LLC, pursuant to open market purchases.
(4)	All 5,865,517 shares of common stock issuable upon exercise of the Warrant (as defined herein) may be offered by Jackson Investment Group LLC, which Warrant was issued to such selling stockholder pursuant to that certain Note and Warrant Purchase Agreement, dated January 25, 2017, by among the registrant, Jackson Investment Group LLC and certain subsidiaries of the registrant. This amount includes (i) 3,150,000 shares of common stock issuable upon exercise of the Warrant and (ii) 2,715,517 shares of common stock which may be issuable upon exercise of the Warrant as a result of certain price based anti-dilution protection in the Warrant, and a contractual minimum exercise price of $0.725.
(5)	All 166,500 shares of common stock issuable upon conversion of 50% of the accrued and unpaid interest on the Note (as defined herein) may be offered by Jackson Investment Group LLC, which Note was issued to Jackson Investment Group LLC pursuant to that certain Note and Warrant Purchase Agreement, dated January 25, 2017, by among the registrant, Jackson Investment Group LLC and certain subsidiaries of the registrant. The number of shares of common stock issuable upon conversion of the Note is based on the $7,400,000 in principal amount of the Note currently outstanding, accrued but unpaid interest through July 25, 2018 (the maturity date of the Note) and $2.00, the conversion price per share of the Note.
(6)	All 3,123 shares of common stock issuable upon the conversion and amendment of the Series B Convertible Bonds (as defined herein) may be offered by certain of the selling stockholders, which Series B Convertible Bonds were issued to such selling stockholders pursuant to that certain 12% Series B Convertible Bond Purchase Agreement, dated October 27, 2014, by among the registrant and the purchasers thereto.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 13, 2017

PROSPECTUS

Staffing 360 Solutions, Inc.

7,841,438 Shares of Common Stock

This prospectus relates to the resale of up to 7,841,438 shares of our common stock to be offered by the selling stockholders. These 7,841,438 shares of common stock consist of:

•	1,650,000 shares of common stock that were issued to Jackson Investment Group LLC pursuant to that certain Note and Warrant Purchase Agreement, dated January 25, 2017, by among us, Jackson Investment Group LLC and certain of our subsidiaries (the “Note and Warrant Purchase Agreement”);

•	3,150,000 shares of common stock that are issuable to Jackson Investment Group LLC upon the exercise of that certain 4.5 year warrant to purchase 3,150,000 shares of our common stock at an initial exercise price of $1.35 per share, that was issued to Jackson Investment Group LL pursuant to the Note and Warrant Purchase Agreement, which amount may be increased to 5,865,517 shares of common stock upon the occurrence of certain price based anti-dilution protections (the “Warrant”);

•	166,500 shares of common stock that are issuable upon the conversion of up to 50% of the accrued interest on the that certain 6% Subordinated Secured Note, in the principal amount of $7,400,000, that was issued to Jackson Investment Group LLC and has a maturity date of July 25, 2018, pursuant to the Note and Warrant Purchase Agreement, at a conversion price equal to $2.00 per share, subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends and similar transactions (the “Note”);

•	3,123 shares of common stock that are issuable upon the conversion and amendment of our outstanding 12% Series B Convertible Bonds, which were issued to certain of the selling stockholders in a private placement pursuant to that certain 12% Series B Convertible Bond Purchase Agreement, dated October 27, 2014, by among us and the purchasers thereto (the “Series B Convertible Bonds”); and

•	155,577 shares of our common stock that were purchased in the open market by Jackson Investment Group LLC and 721 shares of our common stock that were purchased in the open market by Richard L. Jackson, Jackson Investment Group LLC’s chief executive officer.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution”. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. However, we will generate proceeds in the event of the exercise of the Warrant.

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of our common stock.

Our common stock is listed on the NASDAQ Capital Market under the symbol “STAF.” On March 10, 2017, the last reported sales price for our common stock was $0.60 per share.

Investment in our common stock involves risk. See “Risk Factors” contained in this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the accompanying prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission. As permitted by the rules and regulations of the Securities and Exchange Commission, the registration statement filed by us includes additional information not contained in this prospectus.

If information in this prospectus is inconsistent with any document incorporated by reference that was filed with the Securities and Exchange Commission before the date of this prospectus, you should rely on this prospectus. This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any sale of our shares of common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 5 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. This prospectus incorporates by reference the documents and reports listed below and any future filings that we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as

amended (other than filings or portions of filings that are furnished under applicable Securities and Exchange Commission rules rather than filed) until the date of completion of this offering:

Staffing 360 Solutions Filings	Period
Annual Report on Form 10-K	Year ended May 31, 2016 (filed with the Securities and Exchange Commission on August 29, 2016)

Quarterly Report on Form 10-Q	Quarterly period ended August 31, 2016 (filed with the Securities and Exchange Commission on October 16, 2016)

Quarterly Report on Form 10-Q	Quarterly period ended November 30, 2016 (filed with the Securities and Exchange Commission on January 13, 2017)

Current Reports filed on Form 8-K	Dates filed: January 27, 2017; January 31, 2017; March 3, 2017

The description of our capital stock set forth in our registration statement on Form 8-A	Date filed: September 28, 2015

Any reports filed by us with the Securities and Exchange Commission after the date of the registration statement of which this prospectus forms a part, and prior to effectiveness of such registration statement, and any reports filed by us with the Securities and Exchange Commission after the date of this prospectus and before the date that the offerings of the securities by means of this prospectus are terminated, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

You may request a copy of the documents incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning us at the following address and telephone number:

Staffing 360 Solutions, Inc.

641 Lexington Avenue, 27th Floor

New York, New York 10022

Attention: Executive Director

(646) 507-5710

You may also find additional information about us, including the documents mentioned above, on our website at www.staffing360solutions.com. Our website and the information included in, or linked to on, our website are not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus and any applicable prospectus supplement, including the risks of investing in our common stock discussed under the heading “Risk Factors” contained in this prospectus and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part. In this prospectus, unless the context indicates otherwise, “Staffing 360,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to Staffing 360 Solutions, Inc. and its consolidated subsidiaries.

Business Overview

We were incorporated in the State of Nevada on December 22, 2009, as Golden Fork Corporation, and changed our name to Staffing 360 Solutions, Inc., trading symbol “STAF”, on March 16, 2012. On July 31, 2012, we commenced operations in the staffing sector. As a rapidly growing public company in the international staffing sector, our high-growth business model is based on finding and acquiring, suitable, mature, profitable, operating, domestic and international staffing companies. Our targeted consolidation model is focused specifically on the accounting and finance, information technology, engineering, administration and light industrial sectors.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended May 31, 2016. For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

Corporate Information

We are a Nevada corporation. Our principal executive office is located at 641 Lexington Avenue, 27th Floor, New York, New York 10022, and our telephone number is (646) 507-5710. Our website is www.staffing360solutions.com, and the information included in, or linked to on, our website is not part of this prospectus. We have included our website address in this prospectus solely as a textual reference. All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

The Offering

Common stock to be Offered by the selling stockholders	7,841,438 shares of common stock consisting of (i) 1,650,000 shares of common stock issued as a commitment fee in connection with the acquisition of the Note by Jackson Investment Group LLC; (ii) 156,298 shares of common stock purchased by Jackson Investment Group LLC and Richard L. Jackson, Jackson Investment Group LLC’s chief executive officer, pursuant to open market purchases; (iii) up to 5,865,517 shares of common stock issuable upon the exercise of the Warrant; (iv) up to 166,500 shares of common stock issuable upon the conversion of up to 50% of the accrued interest on the Note, at a conversion price equal to $2.00 per share, subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends and similar transactions; and (v) up to 3,123 shares of common stock issuable upon the conversion and amendment of the Series B Convertible Bonds.

Shares Outstanding After this Offering	19,278,412 shares (excluding treasury shares) assuming the Warrant is exercised in full, 50% of the accrued interest on the Note is converted into shares of common stock, and the Series B Convertible Bonds are converted, in full, into shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. However, we will generate proceeds in the event of an exercise of the Warrant. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds.”

Dividend Policy	We do not anticipate declaring or paying any cash dividends on our common stock.

Trading	Our common stock is listed on the NASDAQ Capital Market under the symbol “STAF.”

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus and the documents incorporated by reference in this prospectus.

The number of shares of our common stock shown above to be outstanding after this offering is based on 13,240,795 shares of our common stock outstanding as of March 10, 2017, and excludes as of such date:

•	5,600 shares of our common stock issuable upon the conversion of our Series B Convertible Bonds;

•	920,688 shares of our common stock issuable upon the conversion of our convertible promissory notes;

•	3,504,191 shares of our common stock issuable upon the conversion of our convertible preferred stock;

•	3,183,630 shares of our common stock issuable upon the conversion of warrants; and

•	319,500 shares of our common stock issuable upon the exercise of options.

The number of shares of common stock issuable upon the exercise or conversion of the above described securities are subject to adjustment in certain circumstances.

RISK FACTORS

Investment in our common stock involves significant risks. In addition to all of the other information contained or incorporated by reference into this prospectus, you should carefully consider the following risk factors and any other information included in any prospectus supplement. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, results of operations, and cash flows could be materially adversely affected. The trading price of shares of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We have incurred significant losses since our inception and anticipate that we will incur continued losses for the next several years and thus may never achieve or maintain profitability.

We anticipate that we will incur operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with the staffing industry, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Expected future operating losses will have an adverse effect on our cash resources, stockholders’ equity and working capital. Our failure to become and remain profitable could depress the value of our stock and impair our ability to raise capital, expand our business, maintain our development efforts, diversify our portfolio of staffing companies, or continue our operations. A decline in our value could also cause you to lose all or part of your investment.

The number of shares that are eligible for sale under this prospectus could cause the market price for our common stock to decline or make it difficult for us to sell securities in the future.

There are 13,240,795 shares of our common stock outstanding as of March 10, 2017 (without giving effect to the exercise of any options and warrants currently outstanding). The 7,841,438 shares of our common stock that may be sold by the selling stockholders under this prospectus represent a substantial number of shares relative to our current shares outstanding. Expectations that shares of our common stock may be sold by the selling stockholders could create a market overhang that may adversely affect the market price for our common stock.

We cannot predict the effect on the market price of our common stock from time to time as a result of (i) sales by the selling stockholders of some or all of the shares of our common stock under this prospectus, (ii) the availability of such shares of common stock for sale by the selling stockholders, or (iii) the perception that such shares or additional shares of our common stock may be offered for sale by the selling stockholders. Sales of substantial numbers of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to fluctuate or decline or make future offerings of our equity securities more difficult. In addition, the sale of these shares could impair our ability to raise capital, should we wish to do so, through the sale of additional common or preferred stock.

We have significant debt that could adversely affect our financial health and prevent us from fulfilling our obligations or put us at a competitive disadvantage.

Our level of debt and the limitations imposed on us by our lenders could have a material impact on investors, including the requirement to use a portion of our cash flow from operations for debt service rather than for our operations and the need to comply with the various covenants associated with such debt. Additionally, we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing. We could also be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions, or we may be disadvantaged compared to competitors with less leverage.

Our debt instruments contain covenants that could limit our financing options and liquidity position, which would limit our ability to grow our business.

Covenants in our debt instruments impose operating and financial restrictions on us. These restrictions prohibit or limit our ability to, among other things:

•	pay cash dividends to our stockholders;

•	redeem or repurchase our common stock or other equity;

•	incur additional indebtedness;

•	permit liens on assets;

•	make certain investments (including through the acquisition of stock, shares, partnership or limited liability company interests, any loan, advance or capital contribution);

•	sell, lease, license, lend or otherwise convey an interest in a material portion of our assets; and

•	cease making public filings under the Securities Exchange Act of 1934, as amended.

Our failure to comply with the restrictions in our debt instruments could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. The lenders may require fees and expenses to be paid or other changes to terms in connection with waivers or amendments. If we are forced to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely affected by increased costs and rates.

In addition, these restrictions may limit our ability to obtain additional financing, withstand downturns in our business or take advantage of business opportunities. Moreover, additional debt financing we may seek, if permitted, may contain terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

The exercise of our current debt instruments could be highly dilutive to the holdings of our existing stockholders.

Certain of our current debt instruments are highly dilutive. The number of shares of our common stock that may be issued pursuant to the conversion premiums in such debt instruments and if we elect to pay such dividends in shares may be significant, but cannot be determined at this time because the applicable calculations are based on our stock price during a period surrounding the date of the conversion. The exercise of our existing outstanding dilutive Common Stock equivalents, which are exercisable for or convertible into shares of our Common Stock, would dilute the proportionate ownership and voting power of existing stockholders and may cause the market price for our common stock to decline.

We have significant working capital needs and if we are unable to satisfy those needs from cash generated from our operations or borrowings under our debt instruments, we may not be able to continue our operations.

We require significant amounts of working capital to operate our business. We often have high receivables from our customers, and as a staffing company, we are prone to cash flow imbalances because we funnel payroll payments from employers to temporary workers. Cash flow imbalances also occur because we must pay temporary workers even when we have not been paid by our customers. If we experience a significant and sustained drop in operating profits, or if there are unanticipated reductions in cash inflows or increases in cash outlays, we may be subject to cash shortfalls. If such a shortfall were to occur for even a brief period of time, it may have a significant adverse effect on our business. In particular, we use working capital to pay expenses relating to our temporary workers and to satisfy our workers’ compensation liabilities. As a result, we must maintain sufficient cash availability to pay temporary workers and fund related tax liabilities prior to receiving payment from customers.

In addition, our operating results tend be unpredictable from quarter to quarter. Demand for our services is typically lower during traditional national vacation periods in the United States and United Kingdom when customers and candidates are on vacation. No single quarter is predictive of results from future periods. Any extended period of time with low operating results or cash flow imbalances could have a material adverse effect on our business, financial condition and results of operations.

We derive working capital for our operations through cash generated by our operating activities and borrowings under our debt instruments. We believe that our current sources of capital are adequate to meet our working capital needs. However, our available sources of capital are limited. If our working capital needs increase in the future, we may be forced to seek additional sources of capital, which may not be available on commercially reasonable terms. The amount we are entitled to borrow under our debt instruments is calculated monthly based on the aggregate value of certain eligible trade accounts receivable generated from our operations, which are affected by financial, business, economic and other factors, as well as by the daily timing of cash collections and cash outflows. The aggregate value of our eligible accounts receivable may not be adequate to allow for borrowings for other corporate purposes, such as capital expenditures or growth opportunities, which could reduce our ability to react to changes in the market or industry conditions.

We will need to raise additional capital to meet our business requirements in the future, which is likely to be challenging, could be highly dilutive and may cause the market price of our common stock to decline.

As of November 30, 2016, we had a working capital deficiency of approximately $14.5 million, an accumulated deficit of approximately $46.9 million, and approximately $5.3 million associated with debt and other amortizing obligations due in the next 12 months. In order to operate our business objectives, we will need to raise additional capital, which may not be available on reasonable terms or at all. Additional capital would be used to accomplish the following:

•	financing our current operating expenses;

•	pursuing growth opportunities;

•	making capital improvements to improve our infrastructure;

•	hiring and retaining qualified management and key employees;

•	responding to competitive pressures;

•	complying with regulatory requirements; and

•	maintaining compliance with applicable laws.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in substantial dilution for our current stockholders. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then-outstanding. We may issue additional shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock in connection with hiring or retaining personnel, option or warrant exercises, future acquisitions or future placements of our securities for capital-raising or other business purposes. The issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline further and existing stockholders may not agree with our financing plans or the terms of such financings.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

A more active, liquid trading market for our common stock may not develop, and the price of our common stock may fluctuate significantly.

Although our common stock is listed on the NASDAQ Capital Market, it has only been traded on the NASDAQ Capital Market since March 31, 2013. Historically, the market price of our common stock has fluctuated over a wide range. Between our stock split occurring on September 17, 2015 and March 7, 2017, our common stock traded in a range from $0.54 to $7.74 per share. There has been relatively limited trading volume in the market for our common stock, and a more active, liquid public trading market may not develop or may not be sustained. In addition, on January 25, 2017, we received a letter from the Listing Qualifications Department of the NASDAQ Capital Market notifying us that, based upon the closing bid price of our common stock for the last 30 consecutive business days, the common stock did not meet the minimum bid price of $1.00 per share required by NASDAQ Listing Rule 5550(a)(2), initiating an automatic 180 calendar-day grace period for us to regain compliance.

Limited liquidity in the trading market for our common stock may adversely affect a stockholder’s ability to sell its shares of common stock at the time it wishes to sell them or at a price that it considers acceptable. If a more active, liquid public trading market does not develop, or if our shares are delisted from the NASDAQ Capital Market, we may be limited in our ability to raise capital by selling shares of common stock and our ability to acquire other companies or assets by using shares of our common stock as consideration. In addition, if there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile and it would be harder for you to liquidate any investment in our common stock. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

•	our quarterly or annual operating results;

•	changes in our earnings estimates;

•	investment recommendations by securities analysts following our business or our industry;

•	additions or departures of key personnel;

•	changes in the business, earnings estimates or market perceptions of our competitors;

•	our failure to achieve operating results consistent with securities analysts’ projections;

•	changes in industry, general market or economic conditions; and

•	announcements of legislative or regulatory changes.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in the staffing industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with us and these fluctuations could materially reduce our stock price.

An investment in our common stock should be considered illiquid and high risk.

An investment in our common stock requires a long-term commitment, with no certainty of return. Because we did not become a public reporting company by the traditional means of conducting an underwritten initial public offering of our common stock, we may be unable to establish a liquid market for our common stock. In addition, investment banks may be less likely to agree to underwrite primary or secondary offerings on our behalf or our stockholders in the future than they would if we had become a public reporting company by means of an underwritten initial public offering of common stock. If all or any of the foregoing risks occur, it would have a material adverse effect on us.

The United States Financial Industry Regulatory Authority, or FINRA, sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares. FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Our management has identified material weaknesses in our internal control over financial reporting which could, if not remediated, result in additional material misstatements in our consolidated financial statements. We may be unable to develop, implement and maintain appropriate controls in future periods. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results and current and potential stockholders may lose confidence in our financial reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, and the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission rules require that our management report annually on the effectiveness of our internal control over financial reporting and our disclosure controls and procedures. Among other things, our management must conduct an assessment of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. As disclosed in our periodic filings with the Securities and Exchange Commission, we have identified material weaknesses in our internal control over financial reporting relating to inadequate segregation of duties consistent with control objectives; ineffective controls over period end financial disclosure and reporting processes; and lack of accounting personnel with adequate experience and training. We developed a remediation plan designed to address the material weakness in our internal control over financial reporting. Our plan includes additional resources in the form of personnel on an as needed basis and additional systems to enhance the controls over financial reporting and limit the manual intervention currently required.

Although we are working to remedy the material weakness in our internal control over financial reporting, there can be no assurance as to when the remediation plan will be fully developed, when it will be fully implemented or the aggregate cost of implementation. Until our remediation plan is fully implemented, our management will continue to devote significant time and attention to these efforts. If we do not complete our remediation in a timely fashion, or at all, or if our remediation plan is inadequate, there will continue to be an increased risk that we will be unable to timely file future periodic reports with the Securities and Exchange Commission and that our future consolidated financial statements could contain errors that will be undetected.

Further and continued determinations that there are material weaknesses in the effectiveness of our internal control over financial reporting could also reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures of both money and our management’s time to comply with applicable requirements.

Additional material weaknesses in our internal control over financial reporting may be identified in the future. Any failure to implement or maintain required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses, or could result in material misstatements in our consolidated financial statements. These misstatements could result in a restatement of our consolidated financial statements, cause us to fail to meet our reporting obligations, reduce our ability to obtain financing or cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

We face risks associated with litigation and claims.

We are a party to certain legal proceedings that are currently pending, including NewCSI, Inc. vs. Staffing 360 Solutions, Inc. and Staffing 360 Solutions, Inc. v. Former Officers of Staffing 360 Solutions, Inc., as further described in our most recent Annual Report on Form 10-K. In addition, from time to time, we may become involved in various claims, disputes and legal or regulatory proceedings that arise in the ordinary course of business and relate to contractual and other obligations. Due to the uncertainties of litigation, we can give no assurance that we will prevail on any claims made against us in any such lawsuit. Also, we can give no assurance that any other lawsuits or claims brought in the future will not have an adverse effect on our financial condition, liquidity or operating results. Adverse outcomes in some or all of these claims may result in significant monetary damages that could adversely affect our ability to conduct our business.

Our revenue may be adversely affected by fluctuations in currency exchange rates.

A significant portion of our expenditures are expected to be derived or spent in British pounds. However, we report our financial condition and results of operations in U.S. dollars. As a result, fluctuations between the U.S. dollar and the British pound will impact the amount of our revenues and net income. For example, if the British pound appreciates relative to the U.S. dollar, the fluctuation will result in a positive impact on the revenues that we report. However, if the British pound depreciates relative to the U.S. dollar, which was the case during 2016, there will be a negative impact on the revenues we report due to such fluctuation. It is possible that the impact of currency fluctuations will result in a decrease in reported consolidated sales even though we may have experienced an increase in sales transacted in the British pound. Conversely, the impact of currency fluctuations may result in an increase in reported consolidated sales despite declining sales transacted in the British pound. The exchange rate from the U.S. dollar to the British pound has fluctuated substantially in the past and may continue to do so in the future. Though we may choose to hedge our exposure to foreign currency exchange rate changes in the future, there is no guarantee such hedging, if undertaken, will be successful.

We depend on attracting, integrating, managing, and retaining qualified personnel.

Our success is substantially dependent upon our ability to attract, integrate, manage and retain personnel who possess the skills and experience necessary to fulfill our customers’ needs. Our ability to hire and retain qualified personnel could be impaired by any diminution of our reputation, decrease in compensation levels relative to our competitors or modifications to our total compensation philosophy or competitor hiring programs. If we cannot attract, hire and retain qualified personnel, our business, financial condition and results of operations may suffer. Our future success also depends upon our ability to manage the performance of our personnel. Failure to successfully manage the performance of our personnel could affect our profitability by causing operating inefficiencies that could increase operating expenses and reduce operating income.

We depend on our ability to attract and retain qualified temporary workers.

In addition to the members of our own team, our success is substantially dependent on our ability to recruit and retain qualified temporary workers who possess the skills and experience necessary to meet the staffing requirements of our customers. We are required to continually evaluate our base of available qualified personnel to keep pace with changing customer needs. Competition for individuals with proven professional skills is intense, and demand for these individuals is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available.

Our revenue can vary because our customers can terminate their relationship with us at any time with limited or no penalty.

We focus on providing mid-level professional and light industrial personnel on a temporary assignment-by-assignment basis, which customers can generally terminate at any time or reduce their level of use when compared to prior periods. To avoid large placement agency fees, large companies may use in-house personnel staff, current employee referrals, or human resources consulting companies to find and hire new personnel. Because placement agencies typically charge a fee based on a percentage of the first year’s salary of a new worker, companies with many jobs to fill have a large financial incentive to avoid agencies.

Our business is also significantly affected by our customers’ hiring needs and their views of their future prospects. Our customers may, on very short notice, terminate, reduce or postpone their recruiting assignments with us and, therefore, affect demand for our services. As a result, a significant number of our customers can terminate their agreements with us at any time, making us particularly vulnerable to a significant decrease in revenue within a short period of time that could be difficult to quickly replace. This could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to retain existing customers or attract new customers, our results of operations could suffer.

Increasing the growth and profitability of our business is particularly dependent upon our ability to retain existing customers and capture additional customers. Our ability to do so is dependent upon our ability to provide high quality services and offer competitive prices. If we are unable to execute these tasks effectively, we may not be able to attract a significant number of new customers and our existing customer base could decrease, either or both of which could have an adverse impact on our revenues.

We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk that our services could become obsolete or uncompetitive.

The markets for our services are highly competitive. Our markets are characterized by pressures to provide high levels of service, incorporate new capabilities and technologies, accelerate job completion schedules and reduce prices. Furthermore, we face competition from a number of sources, including other executive search firms and professional search, staffing and consulting firms. Several of our competitors have greater financial and marketing resources than we do. New and existing competitors are aided by technology, and the market has low barriers to entry. Furthermore, Internet employment sites expand a company’s ability to find workers without the help of traditional agencies. Personnel agencies often work as intermediaries, helping employers accurately describe job openings and screen candidates. Increasing the use of sophisticated, automated job description and candidate screening tools could make many traditional functions of staffing companies obsolete. Specifically, the increased use of the internet may attract technology-oriented companies to the professional staffing industry. Free social networking sites such as LinkedIn and Facebook are also becoming a common way for recruiters and employees to connect without the assistance of a staffing company.

Our future success will depend largely upon our ability to anticipate and keep pace with those developments and advances. Current or future competitors could develop alternative capabilities and technologies that are more effective, easier to use or more economical than our services. In addition, we believe that, with continuing development and increased availability of information technology, the industries in which we compete may attract new competitors. If our capabilities and technologies become obsolete or uncompetitive, our related sales and revenue would decrease. Due to competition, we may experience reduced margins on our services, loss of market share, and loss of customers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business, financial condition and results of operations could be materially adversely affected.

Our operations may be affected by global economic fluctuations.

Customers’ demand for our services may fluctuate widely with changes in economic conditions in the markets in which we operate. Those conditions include slower employment growth or reductions in employment, which directly impact our service offerings. As a staffing company, our revenue depends on the number of jobs we fill, which in turn depends on economic growth. During economic slowdowns, many customer companies stop hiring altogether. For example, in prior economic downturns, many employers in our operating regions reduced their overall workforce to reflect the slowing demand for their products and services. We may face lower demand and increased pricing pressures during these periods, which this could have a material adverse effect on our business, financial condition and results of operations.

We could be adversely affected by risks associated with acquisitions and joint ventures.

We are engaged in the acquisition of U.S. and U.K. based staffing companies, and our typical acquisition model is based on paying consideration in the form of cash, stock, earn-outs and/or promissory notes. To date, we have completed six acquisitions. We intend to expand our business through acquisitions of complementary businesses, technologies, services or products, subject to our business plans and management’s ability to identify, acquire and develop suitable investments or acquisition targets in both new and existing service categories. In certain circumstances, acceptable investments or acquisition targets might not be available. Acquisitions involve a number of risks, including:

•	difficulty in integrating the operations, technologies, products and personnel of an acquired business, including consolidating redundant facilities and infrastructure;

•	potential disruption of our ongoing business and the distraction of management from our day-to-day operations;

•	difficulty entering markets in which we have limited or no prior experience and in which competitors have a stronger market position;

•	difficulty maintaining the quality of services that such acquired companies have historically provided;

•	potential legal and financial responsibility for liabilities of acquired businesses;

•	overpayment for the acquired company or assets or failure to achieve anticipated benefits, such as cost savings and revenue enhancements;

•	increased expenses associated with completing an acquisition and amortizing any acquired intangible assets;

•	challenges in implementing uniform standards, accounting policies, customs, controls, procedures and policies throughout an acquired business;

•	failure to retain, motivate and integrate key management and other employees of the acquired business; and

•	loss of customers and a failure to integrate customer bases.

Our business plan for continued growth through acquisitions is subject to certain inherent risks, including accessing capital resources, potential cost overruns and possible rejection of our business model and/or sales methods. Therefore, we provide no assurance that we will be successful in carrying out our business plan. We continue to pursue additional debt and equity financing to fund our business plan. We have no assurance that future financing will be available to us on acceptable terms or at all.

In addition, if we incur indebtedness to finance an acquisition, it may reduce our capacity to borrow additional amounts and require us to dedicate a greater percentage of our cash flow from operations to payments on our debt, thereby reducing the cash resources available to us to fund capital expenditures, pursue other acquisitions or investments in new business initiatives and meet general corporate and working capital needs. This increased indebtedness may also limit our flexibility in planning for, and reacting to, changes in or challenges relating to our business and industry. The use of our common stock or other securities (including those convertible into or exchangeable or exercisable for our common stock) to finance any such acquisition may also result in dilution of our existing shareholders.

The potential risks associated with future acquisitions could disrupt our ongoing business, result in the loss of key customers or personnel, increase expenses and otherwise have a material adverse effect on our business, results of operations and financial condition.

We are dependent upon technology services, and if we experience damage, service interruptions or failures in our computer and telecommunications systems, our customer relationships and our ability to attract new customers may be adversely affected.

Our business could be interrupted by damage to or disruption of our computer and telecommunications equipment and software systems, and we may lose data. Our customers’ businesses may be adversely affected by any system or equipment failure we experience. As a result of any of the foregoing, our relationships with our customers may be impaired, we may lose customers, our ability to attract new customers may be adversely affected and we could be exposed to contractual liability. Precautions in place to protect us from, or minimize the effect of, such events may not be adequate. If an interruption by damage to or disruption of our computer and telecommunications equipment and software systems occurs, we could be liable and the market perception of our services could be harmed.

We could be harmed by improper disclosure or loss of sensitive or confidential company, employee, associate or customer data, including personal data.

In connection with the operation of our business, we store, process and transmit a large amount of data, including personnel and payment information, about our employees, customers, associates and candidates, a portion of which is confidential and/or personally sensitive. In doing so, we rely on our own technology and systems, and those of third party vendors we use for a variety of processes. We and our third party vendors have established policies and procedures to help protect the security and privacy of this information. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under our contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we and our third party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. The potential risk of security breaches and cyberattacks may increase as we introduce new services and offerings, such as mobile technology. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

We may be exposed to employment-related claims and losses, including class action lawsuits, which could have a material adverse effect on our business.

We employ people internally and in the workplaces of other businesses. Many of these individuals have access to customer information systems and confidential information. The risks of these activities include possible claims relating to:

•	discrimination and harassment;

•	wrongful termination or denial of employment;

•	violations of employment rights related to employment screening or privacy issues;

•	classification of temporary workers;

•	assignment of illegal aliens;

•	violations of wage and hour requirements;

•	retroactive entitlement to temporary worker benefits;

•	errors and omissions by our temporary workers;

•	misuse of customer proprietary information;

•	misappropriation of funds;

•	damage to customer facilities due to negligence of temporary workers; and

•	criminal activity.

We may incur fines and other losses or negative publicity with respect to these problems. In addition, these claims may give rise to litigation, which could be time-consuming and expensive. New employment and labor laws and regulations may be proposed or adopted that may increase the potential exposure of employers to employment-related claims and litigation. There can be no assurance that the corporate policies we have in place to help reduce our exposure to these risks will be effective or that we will not experience losses as a result of these risks. There can also be no assurance that the insurance policies we have purchased to insure against certain risks will be adequate or that insurance coverage will remain available on reasonable terms or be sufficient in amount or scope of coverage.

Our compliance with complicated regulations concerning corporate governance and public disclosure has resulted in additional expenses. Moreover, our ability to comply with all applicable laws, rules and regulations is uncertain given our management’s relative inexperience with operating public companies.

We are faced with expensive, complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure. In addition, as a staffing company, we are regulated by the U.S. Department of Labor, the Equal Employment Opportunity Commission, and often by state authorities. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing compliance work.

Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price. Our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

The requirements of being a public company place significant demands on our resources.

As a public company, we incur significant legal, accounting, and other expenses. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules subsequently implemented by the Securities and Exchange Commission and the NASDAQ Capital Market, have imposed various requirements on public companies. New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, and changes in required accounting practices and rules adopted by the Securities and Exchange Commission and the by NASDAQ Capital Market, would likely result in increased costs to us as we respond to their requirements.

Shareholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and will make some activities more time consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain and maintain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

We do not intend to pay dividends on our common stock. Consequently, your ability to achieve a return on your investment will depend on the appreciation in the price of our common stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings, if any, for the development, operation, and expansion of our business, and we do not anticipate declaring or paying any cash dividends on our common stock for the foreseeable future. Any return to holders of our common stock would therefore be limited to the appreciation of their stock.

We are limited in our ability to pay dividends by certain of our existing agreements. In addition, so long as any shares of Series A Preferred Stock are outstanding, as they are at this time, we are not able to declare, pay or set apart for payment any dividend on any shares of common stock, unless at the time of such dividend we have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock. Therefore, we cannot be certain if we will pay any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Upon our dissolution, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the proceeds and/or assets of our company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the stockholders of common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such a liquidation, dissolution or winding-up of our company. In this event, you could lose some or all of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. All statements included or incorporated by reference in this prospectus and any accompanying prospectus supplement, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus, any prospectus supplement and the documents incorporated by reference under the captions “Risk Factors” and “Forward-Looking Statements” and elsewhere in those documents.

Consequently, all of the forward-looking statements made in this prospectus and any prospectus supplement, as well as all of the forward-looking statements incorporated by reference to our filings under the Securities Exchange Act of 1934, as amended, are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares.

5,865,517 of the shares of common stock offered by this prospectus are issuable upon the exercise of the Warrant held by Jackson Investment Group LLC. As such, if Jackson Investment Group LLC exercises all or any portion of the Warrant, we will receive the aggregate exercise price paid by such selling stockholder in connection with any such warrant exercise. The maximum amount of proceeds we would receive upon the exercise of the Warrant would be approximately $4,252,500. There can be no assurance that the Warrant will be exercised by Jackson Investment Group LLC at all. To the extent we receive proceeds from the exercise of the Warrant, we intend to use such proceeds to for general corporate purposes. Our management will retain broad discretion in the allocation of the net proceeds from the exercise of the Warrant.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” include the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 7,841,438 shares of our common stock. The 7,841,438 shares of common stock to be offered hereby were issued or are issuable to the selling stockholders in connection with (i) the Note and Warrant Purchase Agreement, (ii) the conversion of 50% of the interest accrued on the principal amount of the Note, (iii) the exercise of the Warrant, (iv) the conversion and amendment of the Series B Convertible Bonds, and (v) open market purchases.

On January 26, 2017, pursuant to the terms of the Note and Warrant Purchase Agreement, we issued to Jackson Investment Group LLC for an aggregate purchase price of $7,400,000: (i) a 6% Subordinated Secured Note in the aggregate principal amount of $7,400,000, (ii) a Warrant to purchase up to 3,150,000 shares of common stock, which amount may be increased to 5,865,517 shares of common stock upon the occurrence of certain price based anti-dilution protections and (iii) 1,650,000 shares of common stock as a commitment fee in connection with the acquisition of the Note by Jackson Investment Group LLC. Pursuant to the Note and Warrant Purchase Agreement, we agreed to register the 7,682,017 shares of common stock that were issued or are issuable to Jackson Investment Group LLC pursuant thereto, including upon the conversion of up to 50% of the unaccrued unpaid interest on the Note from time to time and the exercise of the Warrant, which is first exercisable on July 25, 2017. As of the date hereof, $7,400,000 in principal amount remains outstanding under the Note and, based on a conversion price equal to $2.00 per share, and after including accrued but unpaid interest through July 25, 2018 (the maturity date of the Note), 50% of the accrued interest on the Note will be convertible into up to 166,500 shares of common stock.

In addition, we are registering for resale 155,577 shares of our common stock that were purchased in the open market by Jackson Investment Group LLC and 721 shares of our common stock that were purchased in the open market by Richard L. Jackson, Jackson Investment Group LLC’s chief executive officer.

Finally, in accordance with the terms of the amendments to the Series B Convertible Bonds, we are also registering the resale of 3,123, which are issuable in connection with the conversion and amendment of the Series B Convertible Bonds.

As a result, the 7,841,438 shares of common stock consists of (i) 1,650,000 shares of common stock issued as a commitment fee in connection with the acquisition of the Note by Jackson Investment Group LLC; (ii) 156,298 shares of common purchased by Jackson Investment Group LLC and Richard L. Jackson, Jackson Investment Group LLC’s chief executive officer, pursuant to open market purchases; (iii) up to 5,865,517 shares of common stock issuable upon the exercise of the Warrant; (iv) up to 166,500 shares of common stock issuable upon the conversion of up to 50% of the accrued interest on the Note, at a conversion price equal to $2.00 per share, subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends and similar transactions; and (v) up to 3,123 shares of common stock issuable upon the conversion and amendment of the Series B Convertible Bonds.

No estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the common stock being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the common stock listed in this prospectus.

Unless otherwise indicated in the footnotes below, the selling stockholders have not had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

Unless otherwise indicated in the footnotes below, we believe that: (1) the selling stockholders are not broker-dealers or affiliates of any broker-dealers, (2) the selling stockholders do not have direct or indirect agreements or understandings with any person to distribute the common stock, and (3) the selling stockholders have sole voting and investment power with respect to all common stock beneficially owned.

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of March 10, 2017, by the selling stockholders and the number of shares of common stock being registered hereby and information with respect to shares to be beneficially owned by the selling stockholders after completion of the offering of the shares for resale. The percentages in the following table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of common stock outstanding as of March 10, 2017. As of such date, 13,240,795 shares of common stock were outstanding.

	Shares beneficially owned prior to offering					Shares beneficially owned after the offering
Selling Stockholder	Number	Percent	Options, warrants or rights exercisable within 60 days	Number of shares being offered		Number	Percent
Jackson Investment Group LLC (1)(2)	1,805,577	13.64%	—	7,837,594	(3)	—	—
R. Douglas Armstrong (4)	4,908	*	2,783	1,499		3,426	*
Harvey and Renee Kesner (4)	4,658	*	2,783	1,499		3,176	*
Daniel T. York (4)	300	*	—	125		175	*
Richard L. Jackson (5)	721	*	—	721		—	—

(1)	Includes (i) 155,577 shares of common stock acquired through various open market purchases, and (ii) 1,650,000 shares of common stock as a commitment fee in connection with the acquisition of a $7,400,000 subordinated secured note from us, for which 50% of the accrued interest thereon may be converted into shares of common stock at the sole election of the selling stockholder prior to maturity, at a conversion price equal to $2.00 per share, subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. Excludes (i) 3,150,000 shares of common stock issuable upon exercise of the Warrant at an exercise price of $1.35 per share, which is first exercisable on July 26, 2017, (ii) 2,715,517 shares of common stock which may be issuable upon exercise of the Warrant as a result of certain price based anti-dilution protection in the Warrant, and (iii) 166,500 shares of common stock issuable upon conversion of 50% of the accrued and unpaid interest on the Note.
(2)	Richard L. Jackson has voting and dispositive power over the securities held for the account of this stockholder.
(3)	Includes (i) 3,150,000 shares of common stock issuable upon exercise of the Warrant at an exercise price of $1.35 per share, which is first exercisable on July 26, 2017, (ii) 2,715,517 shares of common stock which may be issuable upon exercise of the Warrant as a result of certain price based anti-dilution protection in the Warrant, and (iii) 166,500 shares of common stock issuable upon conversion of 50% of the accrued and unpaid interest on the Note.
(4)	Includes shares of common stock issuable upon the conversion and amendment of the Series B Convertible Bonds held by the selling stockholder.
(5)	Represents shares of common stock acquired through various open market purchases.
*	Less than 1%.

DESCRIPTION OF CAPITAL STOCK TO BE REGISTERED

General

The following description of the material provisions of our capital stock is based upon our restated articles of incorporation, as amended, and our bylaws, as amended, and applicable provisions of law, in each case as currently in effect as of the date of this prospectus, and is qualified in its entirety by reference to the provisions of those documents.

Certain provisions of the Nevada Revised Statutes, our articles of incorporation, and our bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests.

As of March 10, 2017, 40,000,000 shares of our common stock were authorized and 13,240,795 shares were outstanding. The general terms of our common stock are described below within the section of this prospectus entitled “Description of Capital Stock – Common Stock.”

Common Stock

Our only class of common stock is our common stock, par value $0.00001 per share. Our articles of incorporation currently authorize our board of directors to issue 40,000,000 shares of common stock. As of March 10, 2017, 13,240,795 shares of our common stock were issued and outstanding. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividends

Our board of directors may declare, and we may pay, dividends on the outstanding shares of common stock in the manner and upon the terms and conditions provided by law and the articles of incorporation. We have never paid any cash dividends on our common stock, and we do not anticipate paying any dividends with respect to those securities in the foreseeable future. The declaration and payment of future dividends will depend upon many factors, including our earnings, cash flow, financial condition and capital requirements. Dividends payable to the holders of our common stock may be subject to the satisfaction of dividend rights of holders of our preferred stock. We are limited in our ability to pay dividends by certain of our existing agreements. In addition, so long as any shares of our Series A Preferred Stock are outstanding, we are not able to declare, pay or set apart for payment any dividend on any shares of common stock, unless at the time of such dividend we have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

Voting Rights

Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to such stockholders for a vote. Holders of our common stock do not have cumulative voting rights.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to any prior rights of outstanding preferred stock.

Anti-Takeover Provisions

The Nevada Revised Statutes, our articles of incorporation and our bylaws include the following provisions, among others, that could discourage potential acquisition proposals and could delay or prevent a change of control:

General

The bylaws provide that the number of directors will not be less than one (1) or more than thirteen (13), with the exact number to be fixed by the board of directors from time to time. Our directors serve one-year terms, expiring at the following annual meeting and when their successors are duly elected and qualified. The bylaws also provide that directors may be removed from office with or without cause only by a vote of at least sixty-six and two-thirds percent (66 2/3%) of the shares entitled to vote at an election of directors.

The vote of the holders of a majority of the issued and outstanding shares of common stock, in addition to any class vote required by law, is required to approve certain mergers, sales of assets or stock issuances involving us and any holder of more than ten percent (10%) of our common stock, unless certain “fair price” criteria and procedural requirements are satisfied or the transaction is approved by a majority of the directors (excluding any director affiliated with such ten percent (10%) stockholder). The vote of the holders of a majority of the issued and outstanding shares of common stock is required to amend these “fair price” provisions.

We may amend our articles of incorporation upon the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock.

Antitakeover Legislation

We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with us, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) ten percent (10%) or more of our voting stock.

Listing

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “STAF.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

PLAN OF DISTRIBUTION

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be affected in transactions, which may involve cross or block transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in short sales;

•	through the distribution of the common stock by the selling stockholders to their partners, members or stockholders;

•	whereby broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	in a combination of any such methods of sale; and

•	in any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933, as amended.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any of the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other persons participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating persons. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We do not believe that the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

We will pay all expenses of the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Unless otherwise specified in the accompanying prospectus supplement, the validity of the common stock offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP.

EXPERTS

The consolidated financial statements of Staffing 360 Solutions, Inc. as of May 31, 2016, and for each of the years in the two-year period ended May 31, 2016 have been incorporated by reference herein in reliance upon the reports of RBSM LLP, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including us. We are not incorporating the contents of the Securities and Exchange Commission website into this prospectus. Reports and other information can also be inspected at the offices of the NASDAQ Capital Market, 165 Broadway, New York, New York 10006, where our common stock is listed.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 15 of Part II of the registration statement, of which this prospectus forms a part, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of the issue.

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this registration statement are estimated as follows.

SEC registration fee	$545.29
Printing and engraving costs	2,500.00
Legal fees and expenses	15,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	1,500.00

Total	$24,545.29

Item 15.    Indemnification of Directors and Officers

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or in the right of the corporation by reason of his or her official position with the corporation, provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation in settlement, unless a court also determines that the officer or director is fairly and reasonably entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law, including in circumstances in which indemnification otherwise would be discretionary under Nevada law as described above. In addition, we have entered into separate indemnification agreements with certain of our directors and officers that require us, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service. We also intend to maintain director and officer liability insurance, if available on reasonable terms.

Item 16.    Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10 (a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 13, 2017.

Staffing 360 Solutions, Inc.

By:	/s/ Brendan Flood
Name: Brendan Flood Title: Executive Chairman and Director

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Staffing 360 Solutions, Inc., hereby severally constitute and appoint Brendan Flood and Matthew Briand, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, this registration statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of our equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brendan Flood Brendan Flood	Executive Chairman and Director	March 13, 2017

/s/ Matthew Briand Matthew Briand	Chief Executive Officer, President and Director	March 13, 2017

/s/ David Faiman David Faiman	Chief Financial Officer	March 13, 2017

/s/ Dimitri Villard Dimitri Villard	Director	March 13, 2017

/s/ Jeff Grout Jeff Grout	Director	March 13, 2017

/s/ Nicholas Florio Nicholas Florio	Director	March 13, 2017

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 2, 2010).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 4, 2014).

3.3	Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on March 16, 2012 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 20, 2012).

3.4	Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on March 4, 2013 (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K, filed with the SEC on July 31, 2015).

3.5	Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on June 28, 2013 (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K, filed with the SEC on July 31, 2015).

3.6	Certificate of Amendment (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on January 27, 2017).

3.7	Certificate of Change filed with the Nevada Secretary of State on September 16, 2015 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 17, 2015).

4.1**	Specimen of Common Stock Certificate.

4.2	6% Subordinated Secured Note Due July 25, 2018, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K for January 25, 2017 filed on January 31, 2017.

4.3	Form of Warrant of Staffing 360 Solutions, Inc., incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K for January 25, 2017 filed on January 31, 2017.

4.4**	Form of 12% Series B Convertible Bond.

5.1**	Opinion of Brownstein Hyatt Farber Schreck, LLP.

10.1	Note and Warrant Purchase Agreement, dated January 25, 2017, by and among the Company, Jackson Investment Group LLC and the Subsidiary Guarantors, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K for January 25, 2017 filed on January 31, 2017.

10.2	Form of Warrant Agreement, dated January 25, 2017, by and between the Company and Jackson Investment Group LLC, incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K for January 25, 2017 filed on January 31, 2017.

10.3**	Form of 12% Series B Convertible Bond Purchase Agreement, dated October 27, 2014, by among the Company and the purchasers thereto.

10.4	Form of Amendment No. 1 to 12% Series B Convertible Bond, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 5, 2015.

10.5	Form of Amendment No. 1A to 12% Series B Convertible Bond, incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 5, 2015.

10.6	Form of Amendment No. 1B to 12% Series B Convertible Bond, incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 5, 2015.

23.1*	Consent of RBSM LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page to this registration statement on Form S-3).

*	Filed herewith.
**	To be filed by amendment.